Exhibit 4.6
GERMAN AMERICAN BANCORP, INC.

Notice of Offer of 8% Redeemable Subordinated Debentures due 2019
Pursuant to Subscription Rights

March __, 2009
To Securities Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

This Notice is being distributed by German American Bancorp, Inc. ("GABC") to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by GABC of 8% redeemable subordinated debentures due 2019 (the "Debentures") pursuant to non-transferable subscription rights (the "Rights") being distributed to all holders of record of GABC’s common shares, no par value (the "Common Stock"), at the close of business on March 16, 2009 (the "Record Date"). The Rights and Debentures are described in the GABC prospectus dated March __, 2009 (the "Prospectus").  The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on April __, 2009, unless extended in the sole discretion of GABC (as it may be extended, the "Expiration Date").  As described in the accompanying Prospectus, holders will receive one (1) Right for each share of Common Stock owned of record as of the close of business on the Record Date.

Each Right entitles the holder to subscribe for $1.36 in principal amount of Debentures at a subscription price of 100% of the principal amount (the "Subscription Price") (the "Basic Subscription Privilege").  Debentures are being issued in denominations of $10,000 and integral multiples of $10,000.  A holder may round up the principal amount of the holder's Basic Subscription Privilege to the next highest integral multiple of $10,000 (the "Rounding-Up Privilege").  For example, if the holder holds 5,000 shares, that holder would have 5,000 Rights, exercisable for $6,800 in principal amount of Debentures under the Basic Subscription Privilege, but would be entitled to subscribe to purchase $10,000 in principal amount of Debentures under the Rounding-Up Privilege.  If a holder  exercises the holder's Basic Subscription Privilege in full including the Rounding-Up Privilege, that holder may also exercise an over-subscription privilege (the "Over-Subscription Privilege") to purchase additional Debentures that remain unsubscribed for at the expiration of the Rights Offering. If holders subscribe to purchase a greater principal amount of Debentures than is available to be purchased pursuant to the Rights Offering, GABC will allocate the Debentures to be issued in accordance with the method for allotting Debentures described in the Prospectus.  See "The Rights Offering – Allocation Procedures if Subscriptions Exceed Offering Size."  Excess subscription payments will be returned to subscribers without interest.

The Rights are evidenced by non-transferable Subscription Certificates (the "Subscription Certificates") and will cease to have any value at the close of business on the Expiration Date.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All fees and other expenses, other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such fees or expenses will be paid by GABC or the Subscription Agent.

Enclosed are copies of the following documents:

1.           A copy of the Prospectus;
2.             your Subscription Certificate;
3.             a form of letter, including a beneficial owner election form, which may be sent to your clients for whose account you hold shares of Common Stock registered in your name or the name of your nominee;
4.             the form of Notice of Guaranteed Delivery;
5.             a return envelope addressed to Computershare, the subscription agent for the Rights Offering (the "Subscription Agent").

To exercise Rights, you must properly complete and sign the Subscription Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for all Debentures subscribed for pursuant to the Basic Subscription Privilege, the Rounding-Up Privilege and the Over-Subscription Privilege, to the Subscription Agent or notify the depositary (DTC) of your intent to subscribe through the Agents Subscription Offer Program (ASOP). The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, including final clearance of any checks, or Notice of Guaranteed Delivery, prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Very truly yours,

GERMAN AMERICAN BANCORP, INC.

Additional copies of the enclosed materials, as well as a separate beneficial owner election form, may be obtained from:

The Information Agent for the Rights Offering is:

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF GERMAN AMERICAN BANCORP, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.